Exhibit 99.1

Audited consolidated statements of financial position of Coperion as of December 31, 2011, and 2010, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2011, 2010, and 2009

Independent Auditors’ Report

The Board of Directors
Coperion Capital GmbH:

We have audited the accompanying consolidated statements of financial position of Coperion Capital GmbH as of December 31, 2011 and 2010, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coperion Capital GmbH as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Stuttgart, Germany

February 6, 2013

Coperion Capital GmbH

Consolidated Statements of Financial Position

		As of December 31,
EUR k	Note	2011	2010

Intangible assets	(8)	187,742	199,381
Property, plant and equipment	(9)	23,474	17,979
Deferred tax assets	(10)	858	689
Other financial assets	(11)	16,373	16,342
Non-current assets		228,447	234,391
Inventories	(12)	58,746	43,581
Non-current assets held for sale	(13)	0	5,400
Trade receivables	(14)	39,651	38,392
Gross amount due from customers for contract work	(15)	60,215	50,692
Current income tax assets	(16)	353	160
Other financial assets	(17)	2,125	2,762
Other non-financial assets	(18)	6,463	3,638
Cash and cash equivalents		20,771	11,905
Current assets		188,324	156,530
Total Assets		416,771	390,921

Issued capital		2,000	2,000
Treasury shares		-753	-1,034
Capital reserves		53,001	53,001
Accumulated deficit		-28,241	-25,878
Equity attributable to the owners of the parent company		26,007	28,089
Non-controlling interests		2,389	2,116
Equity	(19)	28,396	30,205
Interest-bearing financial liabilities	(20)	94,306	101,464
Financial liabilities	(20)	15	83
Provisions for pensions (and similar obligations)	(21)	72,756	76,388
Provisions for other risks	(23)	3,269	5,432
Deferred tax liabilities	(10)	11,675	17,557
Other financial liabilities	(24)	2,671	3,083
Other non-financial liabilities	(25)	1,203	6,040
Non-current liabilities		185,895	210,047
Interest-bearing financial liabilities	(20)	2,184	4,147
Financial liabilities	(20)	86	119
Provisions for pensions (and similar obligations)	(21)	7,824	6,398
Trade payables		97,786	56,823
Gross amount due to customers for contract work	(22)	31,918	27,892
Provisions for other risks	(23)	15,868	22,815
Current tax liabilities		6,094	3,585
Other financial liabilities	(24)	11,315	9,576
Other non-financial liabilities	(25)	29,405	19,314
Current liabilities		202,480	150,669
Total liabilities		388,375	360,716
Equity and liabilities		416,771	390,921

The accompanying notes are an integral part of the consolidated financial statements.

Coperion Capital GmbH

Consolidated Income Statements and Statements of Comprehensive Income

		Year Ended December 31,
EUR k	Note	2011	2010	2009

Gross revenue	(1)	457,506	345,979	398,268
Revenue deductions		1,381	580	1,837
Revenue		456,125	345,399	396,431
Changes in inventories of finished goods and work in progress		4,843	2,379	-8,338
Other operating income	(2)	8,734	5,514	2,334
Total operating performance		469,702	353,292	390,427
Cost of materials	(3)	255,960	170,308	195,288
Personnel expenses	(4)	117,545	105,256	127,310
Other operating expenses	(5)	70,704	59,261	57,234
Depreciation and impairment of property, plant and equipment		3,673	10,281	5,394
Amortization of intangible assets		14,530	14,655	14,746
Interest income		817	177	182
Interest expense		9,314	10,037	9,805
Other financial result		-5,272	-7,732	-4,981
Financial result	(6)	-13,769	-17,592	-14,604
Loss before taxes		-6,479	-24,061	-24,149
Income taxes	(7)	-2,972	-7,708	-13,687
Loss for the year		-3,507	-16,353	-10,462
of which attributable to the owners of the parent company		-4,035	-16,544	-10,618
of which attributable to non-controlling interests		528	191	156

Statement of comprehensive income:
Loss for the year		-3,507	-16,353	-10,462
Unrealized gains and losses from foreign currency translation		1,405	2,688	-118
Unrealized gains and losses from cash flow hedges	(29)	-51	-1,454	1,395
Deferred taxes on unrealized gains and losses	(29)	12	434	-412
Other comprehensive income		1,366	1,668	865
Total comprehensive loss		-2,141	-14,685	-9,597
of which attributable to the shareholders of the parent company		-2,363	-15,089	-9,768
of which attributable to non-controlling interests		222	404	171

The accompanying notes are an integral part of the consolidated financial statements.

Coperion Capital GmbH

Consolidated Statement of Changes in Shareholders’ Equity

					Accumulated deficit			Equity attributable to
EUR k	Note	Issued capital	Treasury shares	Capital reserves	Earned equity	Difference from currency translation	Hedging reserve	the owners of Coperion Capital GmbH	Non- controlling interests	Equity
Closing balance December 31, 2008		2,000	0	53,001	-447	230	-804	53,980	1,541	55,521
Loss for the year					-10,618			-10,618	156	-10,462
Gains and losses recorded in other comprehensive income						-133	1,395	1,262	15	1,277
Deferred taxes recorded in other comprehensive income							-412	-412		-412
Treasury shares at acquisition cost			-1,034					-1,034		-1,034
Closing balance December 31, 2009		2,000	-1,034	53,001	-11,065	97	179	43,178	1,712	44,890
Loss for the year					-16,544			-16,544	191	-16,353
Gains and losses recorded in other comprehensive income						2,475	-1,454	1,021	213	1,234
Deferred taxes recorded in other comprehensive income							434	434		434
Closing balance December 31, 2010		2,000	-1,034	53,001	-27,609	2,572	-841	28,089	2,116	30,205
Loss for the year					-4,035			-4,035	528	-3,507
Gains and losses recorded in other comprehensive income						1,711	-51	1,660	-306	1,354
Deferred taxes recorded in other comprehensive income							12	12		12
Change in the consolidated group									51	51
Change in treasury shares			281					281		281
Closing balance December 31, 2011	(19)	2,000	-753	53,001	-31,644	4,283	-880	26,007	2,389	28,396

The accompanying notes are an integral part of the consolidated financial statements.

Coperion Capital GmbH

Consolidated Statement of Cash Flows

		Year Ended December 31,
EUR k	Note	2011	2010	2009

Loss before tax		-6,479	-24,061	-24,149
Financial result	(6)	13,769	17,592	14,604
Depreciation, amortization and impairments		18,203	24,936	20,140
Gain/loss on disposals of non-current assets		-169	4,110	105
Repayment of pension obligations		-6,979	-7,435	-7,524
Other non-cash expenses and income		-860	161	28,899
Change in inventories	(12)	-15,380	2,643	23,883
Change in trade receivables	(14)	-7,954	-22,048	75,278
Change in trade payables		40,501	13,235	-51,550
Change in provisions	(23)	-9,384	-9,955	-7,118
Change in other operating assets and liabilities		5,858	15,939	-17,709
Income taxes paid		-1,004	-1,398	-5,199
Cash flow from operating activities		30,122	13,719	49,660
Cash paid for investments in property, plant and equipment	(9)	-9,573	-2,032	-2,714
Cash paid for investments in intangible assets	(8)	-2,339	-1,573	-156
Cash paid for acquisitions of marketable securities and other financial assets	(11)	-31	-308	-24
Cash received from the disposal of property, plant and equipment	(9)	6,020	41	29
Interest received		750	34	113
Cash flow from investing activities		-5,173	-3,838	-2,752
Cash paid for the acquisition of treasury shares		0	0	-1,034
Cash received from the sale of treasury shares	(19)	281	0	0
Interest paid		-3,670	-4,616	-4,551
Other financial expenses / income settled in cash		-3,238	-5,147	-16,048
Acquisition cost of financial instruments		31	-807	-258
Increase in interest-bearing financial liabilities		0	0	26
Repayments of interest-bearing financial liabilities		-8,550	-14,488	-14,718
Cash flow from financing activities		-15,146	-25,058	-36,583
Changes in cash and cash equivalents due to changes in foreign exchange rates		664	1,104	-33
Change in cash and cash equivalents		10,467	-14,073	10,292

Cash and cash equivalents at the beginning of the period		10,296	24,369	14,077
Cash and cash equivalents at the end of the period		20,763	10,296	24,369

The accompanying notes are an integral part of the consolidated financial statements.

Notes to the consolidated financial statements

I.                General accounting policies

General explanations

Coperion Capital GmbH (the “Company”) is a German limited liability company with its registered offices at Theodorstrasse 10, 70469 Stuttgart. The Company’s consolidated financial statements as of December 31, 2011 include the Company and all directly and indirectly held Group entities, which together form Coperion. Coperion is hereinafter also referred to as the “Coperion Group” or “Group”.

Coperion is a global market leader in planning, production, handling and installing solutions for compounding and extrusion applications, bulk materials logistics and numerous other services. It is the preferred partner for various branches of industry with a focus on polymers and chemicals as well as the foodstuffs, pharmaceuticals and minerals industries.

The consolidated financial statements of Coperion Capital GmbH, comprising the consolidated income statements and statements of comprehensive income, the consolidated statements of financial position, the consolidated statements of changes in equity, the consolidated statements of cash flows and the notes to the consolidated financial statements, were prepared in accordance with International Financial Reporting Standards (IFRS) and the interpretations of the International Financial Reporting Interpretations Committee (IFRIC), issued by the International Accounting Standards Board (IASB).

All those standards (IFRS/IAS) and interpretations (IFRIC) subject to mandatory application for 2011 were observed.

The following standards and interpretations are not yet mandatory for the reporting period and have not been adopted early:

Amendments to IAS 1 — Presentation of Items of Other Comprehensive Income

This amendment changes the presentation of other comprehensive income in the statement of comprehensive income. Those items of other comprehensive income which are recycled at a later date through profit and loss must now be presented separately from those items of other comprehensive income that will never be reclassified. When the items are presented gross, i.e. before deferred taxes are offset, the deferred taxes must no longer be presented as a sum but allocated to the appropriate group under other comprehensive income.

The amendment applies to all fiscal years beginning on or after July 1, 2012.

Amendments to IAS 12 — Deferred Tax on Investment Property

For investment property, it is often difficult to assess whether the temporary differences will reverse from continued use of the asset or in the course of its disposal. The amendment to IAS 12 has clarified that deferred taxes should be measured on the basis of the rebuttable presumption that the differences will reverse upon disposal.

The amendment applies to all fiscal years beginning on or after January 1, 2012.

IAS 19 — Employee Benefits (revised 2011)

In addition to the more comprehensive disclosures required for employee benefits, the revisions to the standard contain the following changes:

At present actuarial gains and losses can be presented in various ways in the financial statements. They may be recognized either (a) through profit or loss, (b) in other comprehensive income (OCI) or (c) using the corridor method. The revision of IAS 19 has revoked these alternatives to create more transparent and comparable financial reporting. In the future, actuarial gains and losses may only be posted directly to other comprehensive income.

In addition, the expected return on plan assets was determined on the basis of a subjective assessment by management regarding the development of the asset portfolio. Under IAS 19 (revised 2011), it is only possible to record interest on plan assets at a standard rate that may not exceed the discount rate used to record the pension obligations at present value.

The amendment applies to all fiscal years beginning on or after January 1, 2013.

Due to the fact that Coperion had applied the corridor method to date, the revision to the standard will lead to an increase of EUR 8.2 million in the pension provision based on the circumstances as of December 31, 2011. However, even under the revised version of IAS 19, this increase will have no impact on the consolidated income statement of Coperion Capital GmbH as actuarial gains and losses must be posted directly to other comprehensive income.

Amendments to IAS 32 and IFRS 7 — Offsetting Financial Assets and Financial Liabilities

This addition to IAS 32 clarifies the prerequisites for offsetting financial instruments. The significance of an unconditional and legal right of offset is explained and clarified as well as which methods for gross offsetting can be viewed as net offsetting under the standard. In addition to these clarifications, the disclosure requirements of IFRS 7 for the notes to the financial statements were extended.

The amendment to IAS 32 applies to all fiscal years beginning on or after January 1, 2014.

The amendment to IFRS 7 applies to all fiscal years beginning on or after January 1, 2013.

Amendments to IAS 27 — Separate Financial Statements

With the release of IFRS 10, Consolidated Financial Statements, the principle of control and the requirement to prepare consolidated financial statements were taken out of IAS 27 and put into a new standard, IFRS 10 (see the comments on IFRS 10). As a result, IAS 27 now only covers the accounting treatment of subsidiaries, joint ventures and associates in the separate IFRS financial statements.

The amendment applies to all fiscal years beginning on or after January 1, 2013.

Amendments to IAS 28 — Investments in Associates and Joint Ventures

Amendments were made to IAS 28 associated with the release of IFRS 11, Joint Arrangements. As in the past, IAS 28 governs the use of the equity method. Nevertheless, its scope has been substantially expanded by the release of IFRS 11.  In the future, not only interests in associates must be recognized using the equity method but joint ventures as well (see IFRS 11). The proportional consolidation method is no longer permitted for joint ventures.

The amendment applies to all fiscal years beginning on or after January 1, 2013.

Currently, there will be no impact on Coperion from the changes as the criteria for using the equity method are not met.

Amendments to IFRS 1 — Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters

The change to IFRS 1 will mean that the reference to January 1, 2004 as the date of first-time consolidation will be replaced with the phrase “date of first-time adoption of IFRS”.

In addition, IFRS 1 lays out the accounting treatment for entities which were not able to meet the IFRS requirements for a sustained period because their functional currency was subject to hyper-inflation.

This will not have any impact on Coperion.

Amendments to IFRS 7 — Disclosures - Transfers of Financial Assets

The changes to IFRS 7 relate to the disclosures on the transfer of financial assets. The standard has made the treatment of transactions between financial assets that do not need to be derecognized and the corresponding financial liabilities more understandable. Furthermore, the nature and the risks of a continuing involvement in the derecognized financial assets can be better assessed. The amendments require additional disclosures if a disproportionate number of transfers with a continuing involvement are performed, e.g. at the end of a reporting period.

The amendment is applicable for fiscal years beginning on or after July 1, 2011.

It is not currently expected that additional disclosures will be required from Coperion on account of the amendments.

IFRS 9 — Financial Instruments

IFRS 9 replaces IAS 39 for the accounting and measurement of financial instruments. In the future, financial assets will be classified into two groups and measured accordingly: at amortized cost and at fair value. The group of financial assets measured at amortized cost consists of financial assets that only provide a right to interest and repayment of principal at a certain date and which are held within the framework of a business model whose objective is to hold assets. All other financial assets belong in the at fair value category. In certain circumstances, financial assets in the first category can, similar to previous years, be designated as at fair value (“fair value option”).

Changes in the fair value of financial assets must be posted through profit or loss. However, for some equity instruments there is an allowed alternative treatment to post changes in fair value directly to other comprehensive income. However, dividend rights from such assets must be posted through profit or loss.

The treatment of financial liabilities has been adopted from IAS 39 in all material respects. The most significant difference lies in the recognition of changes in the value of financial liabilities measured at fair value. In the future, these will be split as follows: the portion for which the entity bears the credit risk is to be posted in other comprehensive income and the remainder of the fair value adjustments must be posted through profit and loss.

IFRS 9 applies to all fiscal years beginning on or after January 1, 2015.

IFRS 10 — Consolidated Financial Statements

This standard fundamentally redefines the principle of control. If an entity controls another entity, the parent company must consolidate it as a subsidiary. Under the new concept, control is deemed to exist when the potential parent holds the decision-making authority over the potential subsidiary on the basis of voting or other rights, participates in the variable returns from the subsidiary, and can influence these returns on the basis of its decision-making authority.

This standard may have an impact on the scope of the consolidated group, including special purpose entities.

Subject to endorsement by the EU, the new standard applies to all fiscal years beginning on or after January 1, 2013. If an investment in a subsidiary is qualified differently between IAS 27/SIC-12 and IFRS 10, then IFRS 10 must be applied retroactively. Early adoption is only permitted together with IFRS 11 and IFRS 12 and the versions of IAS 27 and IAS 28 revised in 2011.

Currently Coperion has control over all of its investments on the basis of voting rights or similar rights. Consequently, these subsidiaries will also be fully consolidated in future.

IFRS 11 — Joint Arrangements

IFRS 11 has changed the accounting treatment of joint arrangements. Based on the new concept, a distinction has to be made between joint operations and joint ventures. A joint operation is when the controlling parties directly hold the rights to the assets and the obligations associated with the liabilities. The individual rights and obligations are accounted for on a pro rata basis in the consolidated financial statements. In a joint venture, by contrast, the joint controlling parties have a right to the net surpluses of the operation. This right is accounted for in the consolidated financial statements using the equity method. The allowed alternative treatment of proportionate consolidated is therefore no longer available.

Subject to endorsement by the EU, the new standard applies to all fiscal years beginning on or after January 1, 2013. There are specific rules governing the transition from proportionate consolidation to the equity method. Early adoption is only permitted together with IFRS 10 and IFRS 12 and the versions of IAS 27 and IAS 28 revised in 2011.

There will be no impact on the financial statements from these changes.

IFRS 12 — Disclosure of Interests in Other Entities

This standard governs the disclosures required for interests in other entities. The required disclosures are substantially more comprehensive than those previously required by IAS 27, IAS 28 and IAS 31.

The new standard applies to all fiscal years beginning on or after January 1, 2013.

As things currently stand this standard could result in additional disclosures in the notes to the financial statements of Coperion.

IFRS 13 — Fair Value Measurement

This standard ensures that fair value measurement in IFRS financial statements is treated in a uniform way. All fair value measurements required by other standards must comply with the uniform requirements of IFRS 13 in the future. Only IAS 17 and IFRS 2 will contain their own treatment.

Fair value pursuant to IFRS 13 is defined as the exit price, i.e. the price that can be generated from the sale of an asset or the price that would have to be paid to transfer a liability. The three-level fair value hierarchy based on observable market data that is familiar from the fair value measurement of financial assets will be introduced across the board. The new fair value measurement may lead to different values than under the present IFRSs.

The new standard applies to all fiscal years beginning on or after January 1, 2013.

IFRIC 20 — Stripping Costs in the Production Phase of a Surface Mine

This interpretation is designed to standardize the accounting of restoration costs of strip mines. If it is expected that income will be realized from the continued use of tailings generated by the mining operation, the allocable stripping costs must be accounted for under inventories pursuant to IAS 2. In addition, an intangible asset needs to be recognized with the mining asset if access to additional minerals is thereby improved and the criteria defined in the interpretation are met. This intangible asset must be amortized over its useful life.

IFRIC 20 applies to all fiscal years beginning on or after January 1, 2013.

It will not have any impact for Coperion.

These consolidated financial statements of Coperion Capital GmbH were authorized for issue by resolution of management dated February 6, 2013.

Consolidation principles

The financial statements of domestic and foreign entities included in the consolidation are prepared using uniform accounting policies. All business combinations were accounted for pursuant to IFRS 3 (rev. 2004). The changes to IFRS 3 (rev. 2008) had no impact on account of the fact that there have been no combinations since July 1, 2009.  Correspondingly, the capital of subsidiaries consolidated for the first time is consolidated by offsetting the purchase price and incidental acquisition costs against the net assets of the subsidiary revalued at the time of acquisition.

This involves recognizing the assets, liabilities and contingencies of the subsidiary at their fair value, regardless of the amount of any non-controlling interests. Any remainder is capitalized as goodwill. In accordance with IAS 36 (Impairment of Assets), goodwill is tested for impairment annually.

Expenses and income as well as receivables and liabilities between consolidated companies are eliminated. The same applies for the mandatory disclosures on contingencies and other financial commitments.

Profit distributions and absorption of losses between consolidated entities, where they exist, have been eliminated from the income statement. Intercompany profits and losses from deliveries of goods and services between consolidated entities are eliminated from non-current assets and inventories unless they are immaterial.

Deferred tax is recognized for consolidation transactions that are recognized in profit or loss. Deferred tax assets and liabilities originating from the individual consolidation entries are not offset against each other.

The consolidated financial statements have been prepared in euro. Unless otherwise specified, all amounts are stated in thousands of euro (EUR k). There may be differences in individual figures in the consolidated financial statements due to rounding figures in thousands; however, these differences are immaterial.

Consolidated group

The consolidated financial statements include the financial statements of Coperion Capital GmbH as well as the financial statements of all Group entities in which Coperion Capital GmbH directly or indirectly holds more than a 50% interest, or which are under the Group management’s financial or operational control. Entities in which Coperion Capital GmbH directly or indirectly holds more than a 50% interest in the voting rights are fully consolidated. All assets, liabilities, income and expenses are fully considered in the financial statements using the full consolidation method.

There was one change to the consolidated group in the reporting year owing to the formation of a new company. Effective October 5, 2011 Coperion Middle East Ltd., Jubail, Saudi Arabia, was entered in the commercial register of the local authorities. First-time consolidation took place on December 31, 2011. Coperion GmbH holds 51% of the shares. There were no other first-time consolidations on account of company formations, acquisitions or strategic alliances, nor were there any reasons for deconsolidating group entities.

As a result, the shareholdings of the Group as at December 31, 2011 were as follows:

Entity	Country	Equity EUR k	Profit or loss EUR k	Shareholding %	Consolidation
Coperion Capital GmbH, Stuttgart (parent company)	DE	46,924	-688
Coperion GmbH, Stuttgart, Germany	DE	38,909	-1,033	100%	C
Coperion AB, Huddinge, Sweden	SE	525	-61	100%	C
Coperion Corp., Ramsey, New Jersey, USA	US	2,258	3,679	100%	C
Coperion Ideal Pvt. Ltd., Noida, India	IN	4,974	1,112	51%	C
Coperion Middle East Ltd., Jubail, Saudi Arabia	SA	103	0	51%	C
Coperion International Trading (Shanghai) Co. Ltd., Shanghai, China	CN	3,400	622	100%	C
Coperion K.K., Tokyo, Japan	JP	919	-60	100%	C
Coperion (Nanjing) Machinery Co. Ltd., Nanjing, China	CN	3,376	1,093	100%	C
Coperion Ltd., Bramhall, United Kingdom	GB	-304	61	100%	C
Coperion Ltda., Água Branca - São Paolo, Brazil	BR	142	-536	100%	C
Coperion Machinery & Systems (Shanghai) Co. Ltd., Shanghai, China	CN	2,214	961	100%	C
Coperion N.V., Niel, Netherlands	BE	2,656	471	100%	C
Coperion Pte. Ltd., Singapore, Singapore	SG	4,701	1,469	100%	C
Coperion Real Estate GmbH & Co. KG, Stuttgart, Germany	DE	-61	-8	100%	C
Coperion S.a.r.l., Saint Denis. France	FR	154	62	100%	C
Coperion S.L., Barcelona, Spain	ES	422	263	100%	C
Coperion S.r.l., Ferrara, Italy	IT	594	18	100%	C
Coperion OOO, Moscow, Russia	RU	2	16	100%	C
C= fully consolidated entity

II.           Accounting and valuation methods

The accounting policies set out below were applied during the periods presented for the consolidated financial statements and the reporting units.

All items in the statement of financial position and the figures in the notes derived from these items were determined as at the reporting date on December 31, 2011. Items in the income statement and the statement of cash flows and figures in the notes derived from these items refer to the period from January 1 to December 31, 2011, unless stated otherwise.

Assumptions, estimates and judgments

The preparation of the financial statements in accordance with IFRS and IFRIC calls for certain judgments and estimates which can have an effect on the value of assets and liabilities and the presentation of contingencies on the reporting date as well as on the value of income and expenses within the reporting period. Actual amounts could vary from these estimates and judgments.

Estimates and their underlying assumptions are checked on a continual basis. Actual results may differ from these estimates. Changes are recognized in profit or loss and when better information is available.

The following could give rise to a material risk of changes in the carrying amounts of assets and liabilities:

• Goodwill impairment

• Trademarks

• Availability of unused tax losses

• Useful life of non-current assets

• Earnings on long-term construction contracts

• Collection of receivables

• Non-current personnel provisions

• Provisions for litigation risks

• Restructuring provisions

• Deferred tax liabilities

Revenue recognition

Revenue and other operating income are recognized after the good or service is delivered and risks have passed to the customer. An exception is customer-related long-term construction contracts where revenue is recognized using the percentage-of-completion method pursuant to IAS 11.

License income is deferred over the term of the relevant agreement and released on a pro rata temporis basis. Interest income and expenses are also considered on a pro rata basis using the effective interest rate method.

Operating expenses are recognized in profit or loss when a service is used or when the costs are incurred.

Foreign currency translation

The consolidated financial statements are prepared in euros, which is both the functional currency and the presentation currency of the Group. Receivables and liabilities denominated in foreign currencies in the separate financial statements of consolidated entities are translated using the historical rate. Changes in foreign exchange rates are considered by revaluing items at the mean closing rate with any exchange rate gains or losses being reported in the financial result in the income statement.

The following exchange rates were used in the financial statements:

	Average exchange rate			Closing rate
	2011	2010	2009	2011	2010	2009
AUD	n.n	1.3399	n.n	n.n	1.3136	n.n
BRL	2.3265	2.3351	2.7709	2.4159	2.2177	2.5113
CHF	1.2333	1.3822	1.5102	1.2156	1.2504	1.4836
CNY	8.9989	8.9842	9.5227	8.1588	8.8220	9.8350
GBP	0.8681	0.8585	0.8916	0.8353	0.8608	0.8881
INR	64.8784	60.7065	67.2972	68.7130	59.7580	67.0400
JPY	111.0362	116.5017	129.9468	100.2000	108.6500	133.1600
RUB	40.8822	40.2884	44.1071	41.7650	40.8200	43.1540
SAR	4.9276	n.n	n.n	4.8674	n.n	n.n
SEK	9.0288	9.5482	10.6250	8.9120	8.9655	10.2520
SGD	1.7492	1.8040	2.0231	1.6819	1.7136	2.0194
TWD	40.9176	n.n	n.n	39.1854	n.n	n.n
USD	1.3924	1.3272	1.3944	1.2939	1.3362	1.4406

The separate financial statements of group entities that are prepared in foreign currencies are translated using the functional currency concept pursuant to IAS 21. All assets and liabilities are translated using average closing rates, whereas equity is translated at historical rates.

Income and expenses in the income statement are translated using the annual average exchange rates.

The resulting exchange differences are presented separately in the currency translation reserve under other comprehensive income.

Derivative financial instruments

Derivative financial instruments are disclosed under other financial assets or other financial liabilities. Risks in connection with changes in exchange rates, interest rates and the commodity prices are hedged within the Group by means of forward exchange contracts, interest hedges and commodity futures. Derivative financial instruments are measured at fair value, both upon initial recognition and subsequent measurement.

Unrealized gains and losses (as the hedged item is not yet accounted for in the financial statements) are presented under the financial result.

If the conditions are fulfilled, hedge accounting is applied to these cash flow hedges in accordance with IAS 39. In this case the effective gains or losses are reflected directly in a separate line item under equity. The ineffective portions or the gain or loss on the hedging instrument are recognized in profit or loss. As all such agreements are made with partners and institutions with a high credit rating, credit risks are limited.

Intangible assets

Goodwill

Goodwill is recognized as the difference between the acquisition cost and the fair value of acquired net assets. If the difference is negative (“badwill”), this is recognized immediately in profit or loss.

According to IAS 36, goodwill is not amortized over its useful life but is subjected to an impairment test at least once a year.

Trademarks

Trademarks acquired for a consideration are recognized at cost and not amortized as these have an indefinite useful life. These assets are also subject to a yearly impairment test.

Research and development

Expenses incurred for research that is undertaken with the prospect of gaining new scientific or technical knowledge and understanding is recognized in profit or loss.

Development includes a plan or design for the production of new products or processes. Development expenses are only recognized as assets if they can be reliably measured. Moreover, the new product or new process must be both technically feasible and economically viable with it being more likely than not that an economic benefit will give rise to the entity from the development. Additionally, the Group must have an intention to provide the necessary funds and an intention to sell the results of the development.

Capitalized development costs are amortized on a straight-line basis over an appropriate useful life.

Other intangible assets

Other intangible assets acquired for a consideration are stated at cost less any scheduled amortization and any accumulated impairment losses.

Intangible assets with a finite useful life are amortized on a straight-line basis over their useful life. Amortization is presented in the income statement under amortization of intangible assets and intangible assets arising from the purchase price allocation.

Property, plant and equipment

Property, plant and equipment are valued at acquisition or manufacturing cost less scheduled depreciation and any impairment losses.

Assets acquired under long-term finance leases are stated at the lower of the present value of the minimum lease payments or fair value. The related, outstanding lease installments are recognized as liabilities.

Property, plant and equipment are depreciated on a straight-line basis over their useful lives. For finance leases, this is based on the shorter of the useful life and term of the lease.

Useful lives applied for property, plant and equipment

• Buildings: 20 to 40 years

• Machinery and equipment: 3 to 15 years

• Other property, plant and equipment (vehicles, IT hardware, etc.): 3 to 5 years.

All gains and losses on the disposal of property, plant and equipment (sales proceeds less the net carrying amount of the asset) are recognized in the income statement under “Other operating income” or “Other operating expenses,” respectively.

Low-value assets (with a maximum value of EUR 150, depending on the local accounting legislation) are expensed immediately through profit or loss.

According to IFRS 5, items of property, plant and equipment that are classified as held-for-sale must be reclassified to current assets and presented separately from other assets in their own line item.

Inventories

Raw materials, consumables and supplies and merchandise are measured at the weighted average purchase price. Internally constructed products are measured at the cost of conversion which consists of directly allocable material costs and production costs plus the respective portion of overhead. If the recoverable amount is lower, an impairment loss is recorded.

Payments made on account to suppliers are added to inventories while payments received from customers on account for projects in progress are deducted from inventories. Both are recognized at face value.

Non-current assets held for sale

Non-current assets that are classified as held-for-sale must be presented as “held-for-sale” separately from the other assets at amortized or historical cost less any impairment losses on the date of classification.

Receivables and other assets

Receivables and other financial assets are initially recognized at fair value plus any associated transaction costs. Subsequent measurement is performed at amortized cost using the effective interest method and less any allowances.

The allowances for bad and doubtful debtors depend on the age structure and identifiable risks of default. Apart from specific bad debt provisions, a general bad debt provision measured on a portfolio basis is also maintained on the basis of past loss experience.

Gross amount due to/from customers for contract work

Long-term construction contracts are accounted for using the percentage-of-completion method pursuant to IAS 11. The percentage-of-completion per contract is calculated by comparing the accumulated costs with the total costs calculated (“cost-to-cost” method). If the result of a construction contract cannot be determined reliably, income is only recognized at the amount of the contract costs incurred (“zero profit method”). If losses are expected on the contract, these are posted immediately through profit or loss in the period in which they become known by writing down the associated receivables. If the expected losses exceed the receivable, a provision is additionally recognized. Possible losses on construction contracts are calculated by considering all identifiable risks on the basis of the ongoing costing.

Due to the fact that the cost-to-cost method is based on the estimated costs required to complete the contract, it is possible that cost estimates require adjustment as new information becomes available. The effects of such adjustments measured on the percentage of project completion are recognized through profit or loss in the period in which the differences are identified.

Construction contracts are recognized as either a receivable or a liability. If the accumulated work in process (costs incurred for the contract to date and any profit margin already recognized) exceeds payments received from the respective customers, an asset in the statement of position is reported in the line item “Gross amount due from customers for contract work”. If the payments received from customers exceed the accumulated work in process, a liability in the statement of position is reported in the line item “Gross amount due to customers for contract work”.

Cash and cash equivalents

Cash and cash equivalents comprise cash in hand, bank balances (current account) as well as fixed term investments with a term of up to 90 days; these items are stated at their nominal value.

Pension provisions / obligations arising from employee benefits

In accordance with IAS 19, provisions for pension obligations for defined benefit plans are measured using the projected unit credit method. This method considers not only the pensions and future claims known on the reporting date but also future anticipated increases in salaries and pensions. Actuarial gains and losses are recognized in the income statement in accordance with the corridor method.

Liabilities

Financial liabilities are initially recognized at fair value less directly attributable transaction costs. Subsequent measurement is at amortized cost using the effective interest method.

Deferred tax assets and liabilities

In accordance with IAS 12, deferred tax assets and liabilities are recognized on temporary differences between the tax base and the assets and liabilities reported in the IFRS statement of financial position. Deferred tax assets consider all unused tax losses and unused tax credits.

Deferred tax assets are not recognized if it is more likely than not that they cannot be used to reduce future tax burdens.

Deferred taxes that are recognized on items recorded directly in other comprehensive income are posted to the respective item in other comprehensive income without affecting profit or loss.

Deferred taxes are recognized at the amount of the prospective future tax burden or credit in subsequent accounting periods taking account of the tax rates applying or expected on the date they are recognized. For German companies and consolidation entries, a tax rate of 29.8% applies, without any change on the prior year. For foreign entities, the relevant local tax rates that are in force or that have been enacted by the reporting date apply.

If the deferred taxes are of the same term and are settled with the same tax office, deferred tax assets and deferred tax liabilities are offset against each other.

Provisions

Pursuant to IAS 37, provisions are recognized when an entity has a current obligation from a past event which will probably lead to an outflow of resources embodying economic benefits in future and a reliable estimate can be made of the amount of the obligation.

The operating entities of the Group recognize provisions for warranty obligations taking account of any known and justified warranty claims plus the estimated warranty expense expected in future for products already sold, measured on the basis of past experience.

Provisions for restructuring measures and the personnel-related obligations associated with the restructuring are recognized by those entities where, in addition to the general recognition criteria, a constructive obligation has arisen based on the entity issuing a detailed formal restructuring plan and, by starting to implement that plan or announcing its main features to those affected, has raised a valid expectation in those affected that the restructuring plan will be carried out.

Other provisions are also recognized pursuant to IAS 37 for all discernible risks and uncertain obligations at the best estimate of the expenditure required to settle the present obligation without considering reimbursements and rights of recourse.

Provisions which do not lead to an outflow of resources in the following year are carried at the discounted settlement amount on the reporting date. The discount rate is based on market rates for risk-free securities plus a suitable risk premium.

Leased assets

Leased assets are recognized as assets if the respective Group entity bears the risks and rewards incidental to ownership (finance lease). The leased asset is measured at the lower of the future minimum lease payments and its fair value and depreciated over the shorter of its useful life or the term of the lease. At the same time, a liability is recognized of the same amount. The lease obligation is repaid in subsequent periods on the basis of the effective interest method and rolled forward accordingly. The finance costs are immediately recorded as an expense.

Lease payments for operating leases are recognized as an expense on a straight-line basis over the lease term.

III.      Financial risk management and reporting

The Coperion Group is exposed to a number of financial risks that arise from its business operations and the financing structure of the Group. Currently the following three categories of market risk are relevant:

Credit risk

Liquidity risk

Market risk (interest rates, foreign exchange rates, commodity prices)

The Company applies central risk management across the Group to mitigate the risk factors mentioned above by qualifying and quantifying risks and informing management on a regular basis using suitable risk reporting. The identification, analysis and measurement of financial risks have occasioned the Group to use derivative financial instruments to minimize the risks. Such decisions are made centrally in the Group and always in close cooperation with management. Generally, standard financial derivatives issued by top-rated institutions are used.

Credit risk

The credit risk is the risk that a contractual partner (creditor) does not receive consideration from a counterparty (debtor) for a contractual obligation, or only receives late payment. For the Company, this risk primarily originates from the deterioration in the economic circumstances of its business partners and customers which might lead to partial or complete default on outstanding payments.

Credit and default risks are monitored in regular intervals which, depending on customer structure, follow the measures defined in the Group’s guidelines. When entering into contracts with new business partners, trade references are obtained and credit ratings are performed on an on-going basis for those customers in the existing portfolio. Depending on the credit rating, credit insurance, bank guarantees or letters of credit are obtained, particularly for contracts to manufacture plant and machinery. In addition, prepayments are arranged with the customers for such contracts in order to keep the upfront financing for the contract low.

Monitoring of the credit risk is an element of the integrated management information process and comprises the latest information on the composition of customers, orders (order intake and order backlog), the aging structure of receivables and the development of debtors, the potential for prepayments and the related trends in the relevant indicators. If specific default risks are identified in spite of the risk mitigation measures taken, or if defaults have even occurred, appropriate provisions are recorded to cover the potential loss.

Most of the Group’s customers, particularly for large machinery and industrial equipment, are global players with correspondingly healthy credit ratings. In addition, there are a large number of medium-sized customers in the component and service business line, which also generally display good credit-ratings. Consequently, there is no accentuated concentration of credit risk. The maximum default risk is reflected by the carrying amount of the assets in the statement of financial position, primarily trade receivables and gross amount due from customers for contract work, which total EUR 99,866 k. As of the reporting date, there were no major agreements in place to reduce the company´s credit risk.

Liquidity risk

Liquidity risk is the risk of the company having insufficient funds to fulfill its payment obligations. The payment obligations mainly result from debt servicing and the need to settle on-going liabilities as they fall due.

The Group’s liquidity risk is largely inherent in temporary delays in the receipt of payments from customers, which could lead to an unexpected short-term liquidity squeeze. The Group mitigates this risk with measures to create cash reserves and through active receivables management at the Group’s entities. In addition, the Coperion Group maintains a cash pooling system for the German entities to pool available liquidity and manage cash inflows and outflows. Worldwide, liquidity is managed using a monthly netting procedure by settling global short-term cash requirements from the cash in the cash pool which effectively broadens the cash management to the entire Group.

The management information process includes detailed financial planning and cash flow projections which have the function of initiating these measures in good time if they are needed.

All existing loans have been extended by major international banks with a high ranking. Most of these loans are long-term in nature. As the loans mature, the Group finds and takes out suitable refinancing in good time as needed.

According to the agreement with the banking consortium, the Coperion Group must comply with certain financial covenants. These covenants must be confirmed to the relevant banks and financial institutes on a quarterly basis. If the financial covenants are breached repeatedly the banking consortium has a formal right of termination.

Market risk

Market risk relates to the risk that the value of non-derivative financial instruments and future cash flows could change from fluctuations in market prices. Market prices include foreign exchange rates, interest rates and commodity prices.

This risk is inherent in any kind of business transaction that entails one of the three categories of market price.

Interest rate risk

Interest rate risk is the risk that the value of interest-bearing financial instruments and the related cash flows can change due to fluctuations in market interest rates. It covers the interest-related risk in the conditions of fixed-interest financial instruments and floating-rate financial instruments equally.

Since 2007, the Group has financed its operations primarily by means of floating-rate loans. It uses interest swaps to hedge against possible market fluctuations in interest rates.

Currency risk

Foreign currency risk is the risk that the value of financial instruments and future cash flows will change due to the fact that they are based on transactions which will be settled in a different currency, usually the local currency, to the functional currency of the Coperion Group.

This risk is primarily related to the US dollar. Future fluctuations in the exchange rate between the US dollar and the euro are a substantial uncertainty for the Group which could lead to higher risk potential or, alternatively, greater opportunity.

The Group uses forward exchange contracts as cash flow hedges for cash flows denominated in foreign currency and also as fair value hedges for assets and liabilities denominated in foreign currency that are already recognized by the Group. Short-term and long-term debt is primarily denominated in euro which rules out any foreign currency risk in this regard.

Commodity price risk

Commodity price risk is the risk of financial losses arising from changes in the market prices for certain raw materials and commodities.

Coperion is primarily exposed to commodity price risks for steel which constitutes the main raw material in the plant and machinery it manufactures. Particularly with regard to higher quality steel, this is also tied to the market price for nickel as nickel is a fixed component of steel alloys and, as such, is a decisive factor in the mark-ups for steel alloys, thereby also causing fluctuations in the market price of steel.

Coperion concludes nickel futures transactions to offset its exposure to volatility in the price of steel.

The Group applies a number of guidelines to counter the respective market price risk at any particular time. The main principle of the guidelines is to hedge all significant risks with a suitable hedging instrument. Hedging instruments are only taken out in the form of standard products entered into with contractual parties with which the Coperion Group has standing business relations and which are among the world’s leading banks and financial institutions enjoying top credit ratings.

The risk of default by a contractual partner and the risk of the ensuing losses can therefore be regarded as low.

The management information system of the Coperion Group also involves regular reporting on the latest status of market price risks and all associated hedging instruments and their development. In addition, management communicates constantly with the central reporting units, primarily with Corporate Treasury, to learn of the latest developments and initiate countermeasures as needed. The comprehensive reporting includes a weekly financial status, monthly cash flow projections, and permanent documentation of all hedging instruments for market price risks in addition to their development and measurement on the respective cut-off date.

IV.       Notes to the income statement

1.              Revenue

Revenue includes all amounts invoiced to customers for deliveries of goods and services as well as revenue from long-term construction contracts calculated according to the percentage-of-completion method.

Revenue breaks down into the following regions as follows:

EUR k	Total
2011
Europe	152,419
The Americas	65,476
Asia	235,230
Other	4,381
Total	457,506
2010
Europe	100,214
The Americas	59,005
Asia	175,740
Other	11,020
Total	345,979
2009
Europe	112,399
The Americas	68,789
Asia	214,068
Other	3,012
Total	398,268

2.              Other operating income

EUR k	2011	2010	2009

Commission received	607	99	157
Gains and losses from the disposal of property, plant and equipment and intangible assets	150	88	13
Collection of bad debts	304	286	480
Own work capitalized	1,315	1,035	0
Insurance indemnification	282	28	109
Foreign exchange gains and losses	666	39	53
Income from operating welfare facilities	582	598	553
Income from cost allocations	191	326	292
Income from reversal of warranty provisions	3,604	1,829	0
Other income	1,033	1,186	677
Other operating income	8,734	5,514	2,334

3.              Cost of materials

EUR k	2011	2010	2009

Raw materials, consumables and supplies	231,496	147,946	173,413
Write-downs of inventories	427	1,059	1,014
Cost of purchased services	24,037	21,303	20,861
Cost of materials	255,960	170,308	195,288

The cost of materials includes write-downs of inventories of raw materials, consumables and supplies.

4.              Personnel expenses

EUR k/Number	2011	2010	2009

Headcount as at 31 Dec.	1,966	1,844	1,936

Wages and salaries	100,549	88,476	102,655
Social security	16,996	16,780	24,655
Total	117,545	105,256	127,310

As of December 31, 2011, headcount increased by 122 and 30 persons compared to December 31, 2010 and 2009, respectively. The majority of these new employees are located in Stuttgart and Weingarten, as well as in Ramsey, USA and in Nanjing, China.

The Stuttgart location received reimbursements of EUR 0.7 million in 2010 for the employees registered until the middle of the year under the state-sponsored reduced working hours scheme (“Kurzarbeit”) implemented in response to the economic crisis. These were offset against personnel expenses.

5.              Other operating expenses

EUR k	2011	2010	2009

Travel expenses, food and entertainment	8,204	7,720	6,650
Commission, royalties	6,938	7,269	6,100
Freight out	5,455	4,030	6,862
Legal expenses and consulting fees	3,045	3,200	1,908
Purchased services	9,890	5,879	6,344
Marketing and advertising	1,207	1,589	1,423
Rent, operating leases	11,422	8,239	9,316
Repairs and maintenance, service contracts	7,447	3,721	3,314
Communication	1,750	1,803	2,036
Consumables	2,903	3,222	3,115
Tools, small parts	1,540	1,239	1,025
Warranties	4,669	1,242	3,518
Bad debts and doubtful debts	1,102	1,012	1,111
Other expenses	5,132	9,096	4,512
Other operating expenses	70,704	59,261	57,234

Other operating expenses essentially comprise commission, freight, outsourced services and additions to the provision for warranties. Other operating expenses such as travel expenses, tools, small components, consumables and similar items are partly dependent on business volume and therefore constitute variable expenses.

Costs which are incurred in the reporting year related to the rationalization of the Stuttgart location as part of the restructuring package burdened this item by EUR 4.6 million. This includes maintenance expenses of EUR 0.8 million, planning services of EUR 0.4 million, relocation expenses of EUR 2.9 million (in purchased services) and other expenses, including own work performed in this regard, of EUR 0.5 million.

Rental expenses rose, mainly on account of the rent for the Stuttgart and Weingarten-Niederbiegen locations. After taking account of prepaid expenses of EUR 0.6 million for idle rented space in Stuttgart, the rental expenses due in the reporting year amounted to approximately EUR 2.0 million. In addition, there are numerous leases for technical plant and equipment at the various locations.

The loss of EUR 3.9 million on the disposal of property, plant and equipment related to the sale of the premises at the Stuttgart and Baienfurt-Niederbiegen locations in 2010 was posted to “other expenses” in 2009.

6.              Financial result

EUR k	2011	2010	2009

Interest income	817	177	182
Interest expense	9,314	10,037	9,805
Amortization of borrowing costs	908	929	1,038
Exchange rate gains and losses	-854	-1,800	-184
Income from derivative financial instruments	478	139	3,807
Losses from derivative financial instruments	1,921	3,078	5,857
Other financial income	22	40	109
Other financial expenses	2,089	2,104	1,818
Financial result	-13,769	-17,592	-14,604

Interest income results mainly from the vendor loan that was granted to the buyer/lessor of a sale-and-lease transaction in 2010.  Such vendor loan was provided in lieu of immediate payment of the purchase price by the buyer/lessor. In addition, interest income also includes interest on cash and cash equivalents.

Interest expense originated primarily from interest of EUR 4.4 million, EUR 4.5 million, and EUR 4.5 million for December 31, 2011, 2010, and 2009, respectively, on non-current liabilities to banks and interest on vested claims for pensions less the income from plan assets of EUR 4.5 million, EUR 4.7 million, and EUR 4.3 million for December 31, 2011, 2010, and 2009, respectively.

The Group enters into derivative financial instruments to cover interest rate risks, foreign currency risks and market price risks. The resulting gains and losses of a net amount of EUR -1.4 million, EUR -2.9 million, and EUR -2.0 million for December 31, 2011, 2010, and 2009, respectively, are also included as components of the financial result. Some of these have not been realized and are measured at fair value on the reporting date.

Other financial expenses consist mostly of fees for bank guarantees.

7. Income taxes

EUR k	2011	2010	2009

Current income taxes	3,184	4,101	152
Deferred income taxes	-6,156	-11,809	-13,839
Income taxes	-2,972	-7,708	-13,687

Of the EUR 3.2 million (EUR 4.1 million and EUR 0.1 million for 2010 and 2009) in current income tax expenses for the reporting year, EUR 3.1 million (EUR 4.0 million and EUR -0.1 million for 2010 and 2009) is due to income tax for the reporting year and EUR 0.1 million (EUR 0.1 million and EUR 0.2 million for 2010 and 2009) for income taxes from prior periods. Income tax includes income and expenses from corporate income tax, trade tax and withholding tax.

Reconciliation of income tax:

EUR k	2011	2010	2009

Loss before tax	-6,479	-24,061	-24,149

Expected income tax benefit at Group tax rate *	-1,983	-7,542	-7,752
Change in unrealized tax losses	-1,006	755	-5,249
Changes in taxes from earlier periods	133	-528	-514
Differences from changes in tax rates**	5	18	-267
Non-deductible expenses/ non taxable income	1,690	1,443	2,209
Change in permanent differences	-1,774	-1,956	-1,945
Other	-37	102	-169
Income tax benefit reported in the income statements	-2,972	-7,708	-13,687

* The Group’s tax rate of 30.6% for 2011 (31.3% and 32.1% for 2010 and 2009, respectively) reflects the aggregated tax expenses of all Group companies on the basis of local tax rates on the reporting date. The combined tax rate can vary depending on shifts in pre-tax profit between the various countries, although local tax rates did not vary.

** The effect arising from differences in tax rates in 2011 and 2010 is insignificant.  In 2009, these primarily originated from different trade tax levy rates applied by the city of Stuttgart and the city of Weingarten used in the calculation of deferred taxes at Coperion GmbH.

The following unused tax losses are available to the Group to offset future profits:

EUR k	2011	2010	2009

Date of expiry
unlimited	128,351	126,806	129,872
after >4 years	16,021	16,906	488
in 4 years	0	136	114
in 3 years	0	16	0
in 2 years	0	0	592
next year	0	137	849
Usable tax losses	144,372	144,001	131,915

Based on the current German minimum taxation rule, only 60% of taxable earnings above EUR 1 million can be set off per year against unused tax losses.

Please see Note 10 for more information on the recognition of deferred tax assets on unused tax losses.

V.            Notes to the statement of financial position

8.              Intangible assets

	2011				2010
EUR k	Goodwill	Other	Development costs	Total	Goodwill	Other	Development costs	Total

Historical cost
Opening balance on January 1	90,332	180,157	1,035	271,524	89,758	179,277		269,035
Additions		1,024	1,315	2,339		1,127	1,035	2,162
Disposals		53		53		534		534
Exchange differences	452	209		661	574	287		861
Closing balance on December 31	90,784	181,337	2,350	274,471	90,332	180,157	1,035	271,524

Accumulated amortization
Opening balance on January 1		72,143		72,143		57,902		57,902
Additions		14,530		14,530		14,655		14,655
Disposals		53		53		533		533
Exchange differences		109		109		119		119
Closing balance on December 31		86,729		86,729		72,143		72,143

Net carrying amount
Opening balance on January 1	90,332	108,014	1,035	199,381	89,758	121,375		211,133
Closing balance on December 31	90,784	94,608	2,350	187,742	90,332	108,014	1,035	199,381

Goodwill	2011	2010

Competence Center Compounding Machines	13,697	13,245
Competence Center Materials Handling & Extrusion Systems	26,310	26,310
Competence Center Services	50,777	50,777
Total	90,784	90,332

Trademarks	2011	2010

Competence Center Compounding Machines	3,298	3,243
Competence Center Materials Handling & Extrusion Systems	8,865	8,865
Competence Center Services	16,041	16,041
Total	28,204	28,149

The changes of goodwill and trademarks are attributable solely to currency translation differences. Goodwill relates to the change in ownership in 2007.

Other intangibles also consist primarily of amounts related to the change in ownership in 2007 including: trademarks (originally EUR 28.0 million), customer relationships (originally EUR 90.8 million) and technology (originally EUR 34.8 million).

Goodwill and trademarks which have an indefinite useful life are not subject to regular amortization. These assets are subjected to an annual impairment test.

Customer relationships and technology are amortized over an average of nine years, leading to an annual amortization charge of approximately EUR 13.9 million.

Goodwill and trademarks are tested for impairment using the value-in-use method which did not reveal any need for an impairment loss in the reporting period.

Future cash flows are calculated on the basis of the current budget and five-year planning for each cash generating unit. Annual EBITDA growth of 2% a year was assumed when determining the terminal value after the detailed planning phase.

The estimates used in discounting cash flows are based on the average interest curves for zero-coupon bonds for the last three months prior to the cut-off date of the impairment test. The weighted average cost of capital (WACC), calculated using the Svensson method, was 9.88% or 10.34% before tax (2010: 9.20% and 9.42% before tax).

Other intangible assets largely comprise software licenses, which are amortized over their term. In addition, they include internally generated intangible assets still in the development phase, which are carried at EUR 2.4 million on the reporting date. The recognition criteria of IAS 38 have been met. Including these capitalized development costs, research and development expenditure totaled EUR 6.5 million and EUR 5.4 million in 2011 and 2010, respectively.

Furthermore, additions to software and licenses of EUR 1.0 million and EUR 0.5 million in 2011 and 2010, respectively, were recorded in intangible assets.

9.              Property, plant and equipment

	2011						2010
EUR k	Real estate used in operations	Plant and machinery	Other property, plant and equipment	Assets under construction	Leased assets	Total	Real estate used in operations	Plant and machinery	Other property, plant and equipment	Assets under construction	Leased assets	Total

Historical cost
Opening balance on January 1	2,710	34,349	22,046	641	1,866	61,612	42,626	34,096	22,364	1,201	2,075	102,362
Change in the consolidated group
Additions	16	1,175	695	7,687		9,573	458	450	442	682		2,032
Disposals		841	668		38	1,547	40,541	1,232	1,183	315	447	43,718
Transfers		947	71	-1,019		-1	12	338	8	-947		-589
Exchange differences	-71	458	117	23	-100	427	155	697	415	20	238	1,525
Closing balance on December 31	2,655	36,088	22,261	7,332	1,728	70,064	2,710	34,349	22,046	641	1,866	61,612

Accumulated depreciation
Opening balance on January 1	695	25,271	17,275		392	43,633	9,666	23,809	16,748		543	50,766
Change in the consolidated group					64	64
Additions	134	2,132	1,295		112	3,673	6,262	2,283	1,420	115	201	10,281
Disposals		423	635		38	1,096	15,270	1,186	1,155	115	432	18,158
Transfers
Exchange differences	13	229	66		8	317	37	365	262		80	744
Closing balance on December 31	842	27,209	18,001		538	46,591	695	25,271	17,275		392	43,633

Net carrying amount
Opening balance on January 1	2,015	9,078	4,771	641	1,474	17,979	32,960	10,287	5,616	1,201	1,532	51,596
Closing balance on December 31	1,813	8,879	4,260	7,332	1,190	23,474	2,015	9,078	4,771	641	1,474	17,979

In comparison to recent years, a substantial amount was once again invested in capital goods in fiscal 2011. These included investments in asset replacement and expansion, most of which related to the restructuring project initiated in 2009. In 2011, this resulted in investments of EUR 6.9 million at the Stuttgart location to rationalize the operation and make needed conversions. In the USA, an amount of EUR 0.7 million was invested in expanding production at Wytheville to produce screw components.

10.       Deferred tax assets

	December 31, 2011			Dcember 31, 2010
EUR k	Tax assets	Tax liabilities	Tax assets / tax liabilities	Tax assets	Tax liabilities	Tax assets / tax liabilities
Deferred taxes on
Property, plant and equipment	40	943	-903		908	-908
Intangible assets		27,583	-27,583		30,977	-30,977
Other non-current assets		4	-4
Inventories	1,268	3,572	-2,304		1,360	-1,360
Receivables	149	16,069	-15,920		14,341	-14,341
Other current assets	3,519	401	3,118	1,318		1,318

Pension obligations	4,752	4,524	228	4,903	3,212	1,691
Interest-bearing debt instruments					1	-1
Provisions (operating)	1,246	905	341	1,230		1,230
Other interest-bearing debt instruments	7,654	18	7,636	4,530		4,530

Tax losses	24,574		24,574	21,950		21,950

Total	43,202	54,019	-10,817	33,931	50,799	-16,868
Netting	-42,344	-42,344		-33,242	-33,242
Deferred tax assets and liabilities	858	11,675	-10,817	689	17,557	-16,868

EUR k	2011	2010

Net opening balance of deferred taxes (liabilities)	-16,868	-29,208
Deferred tax expenses	6,156	11,809
Deferred taxes posted to other comprehensive income	12	434
Currency translation	-117	97
Net opening balance of deferred taxes (liabilities)	-10,817	-16,868

Deferred tax assets are recognized on unused tax losses where it is more likely than not that taxable profit will be available in the future against which the unused tax losses can be offset. Consequently, deferred tax assets on unused tax losses totaled EUR 24.6 million in the reporting year, an increase of EUR 2.6 million compared to 2010. Unused tax losses on which no deferred taxes were recognized totaled EUR 9.5 million (2010: EUR 16.2 million).

The associated income tax and withholding tax on distributable profits from subsidiaries is recognized as a deferred tax liability where such distributions are subject to the corresponding tax and these profits are not retained or only partly so. Consistent with prior years, no deferred tax liabilities were recognized in the fiscal year for such items as Coperion has no intention to distribute profits in the near future.

11.       Other non-current financial assets

This item includes a tenant loan concluded between ABANTITIM Grundstücks- und Vermietungsgesellschaft mbH and Coperion GmbH as a supplement to the existing lease (Offenbach location) with a term from July 1, 2008 to June 30, 2023. The tenant loan accumulates over the term of the lease of 15 years to a total of EUR 0.8 million and can be offset against the purchase price of the building at the end of the term. Up until this date, the respective balance on each reporting date is presented as a loan under financial assets. The amount is recognized at amortized cost which amounts to EUR 82.4 k on the reporting date (2010: EUR 51.9 k).

Likewise, a vendor loan of EUR 16.3 million has been presented here. This loan is related to the sale-and-lease-back project at Coperion GmbH in 2010 granting the investor a respite on paying the purchase price for the properties at Stuttgart-Feuerbach and Baienfurt-Niederbiegen. The vendor loan is subject to market interest rates (5-year euro swap rate plus a margin 150 basis points p.a.) and is for an indefinite term, yet not more than a total term of approximately 11 years. The minimum repayment during the first five years is 5% of the principal plus interest. From the sixth year, the annual minimum repayment plus interest is set at the rental payments of the respective property for the period. According to the agreement, the outstanding principal can be repaid in full at any time from the beginning of the contract.

12.       Inventories

	Dec 31,	Dec 31,
EUR k	2011	2010
Raw materials, consumables and supplies and purchased parts - gross -	26,912	24,693
Reserves	4,045	3,760
Raw materials, consumables and supplies and purchased parts - net -	22,867	20,933
Work in process - gross -	30,862	28,287
Reserves	2,548	2,186
Work in process - net -	28,314	26,101
Finished goods and merchandise - gross -	10,536	7,080
Reserves	2,430	2,443
Finished goods and merchandise - net -	8,106	4,637
Total inventories - net -	59,287	51,671
Prepayments	7,525	3,971
Payments received on account of orders	-8,066	-12,061
Total inventories - net - after payments on account	58,746	43,581

In the past fiscal year, write-downs of EUR 0.4 million (2010: EUR 1.1 million) were recorded on raw materials, consumables and supplies which were recorded through profit or loss under the cost of materials. These write-downs relate primarily to slow-moving goods or obsolete parts and component families. All other write-downs of inventory are posted to the line item, “Changes in inventories”.

The carrying amounts listed above include pledged assets of EUR 47.7 million (2010: EUR 34.5 million) (see Note 27, Assets pledged as collateral).

13.       Non-current assets held for sale

In 2010, a buyer was sought for a developed property at Stuttgart-Feuerbach due to a management decision to rationalize the location. At the time management made the decision, the developed property was still recorded under property, plant and equipment. Due to the fact that a sale within 12 months was highly likely and an offer had been made, this property had to be reclassified on December 31, 2010 to non-current assets held for sale (carried at EUR 5.4 million in the financial statements for 2010). In 2010 there was an impairment loss amounting to EUR 5.5 million which has been recorded in accordance with IAS 16 in conjunction with IAS 36 and reported as impairment losses under depreciation and amortization.

The sale of the property was fully executed by sale and purchase agreement dated January 21, 2011.

14.       Trade receivables

	Dec 31,	Dec 31,
EUR k	2011	2012
Trade receivables — gross	41,656	41,320
Write-downs	2,005	2,928
Trade receivables — net	39,651	38,392

An aging analysis of trade receivables as of December 31, 2011 and 2010 is as follows:

	2011		2010
EUR k	Gross	Valuation allowance	Gross	Valuation allowance
Not due	25,951	302	19,306	173
Past due by 0 to 30 days	8,374	0	8,085	0
Past due by 31 to 90 days	3,273	77	8,041	79
Past due by 91 to 180 days	760	37	1,272	10
Past due by more than 180 days	3,298	1,589	4,616	2,666
Total	41,656	2,005	41,320	2,928

All trade receivables are due within one year. In the reporting year, EUR 4.1 million (2010: EUR 5.9 million) of outstanding trade receivables were more than 90 days past due. Of this amount EUR 1.6 million (2010: EUR 2.7 million) had been written down. In total, 9.7% of gross trade receivables were past due by more than 90 days. In 2010 this was 14.3%.

	2011	2010
EUR k	Not impaired	Not impaired
Not due	25,649	19,133
Past due by 0 to 30 days	8,374	8,085
Past due by 31 to 90 days	3,196	7,962
Past due by 91 to 180 days	723	1,262
Past due by more than 180 days	1,709	1,950
Total	39,651	38,392

The valuation allowances for the impairment of trade receivables break down as follows:

EUR k	2011	2010

Valuation allowance as at 1 January	2,928	2,466
Change in the consolidated group
Utilization	1,686	398
Unused amounts reversed	304	286
Additions	1,102	1,012
Exchange differences	-35	134
Valuation allowance as at 31 December	2,005	2,928

In the reporting year EUR 0.3 million (2010: EUR 0.3 million) was collected on doubtful debts for which valuation allowances had been recognized. As a result the associated allowances were released. Receivables of EUR 1.7 million that had already been written down by impairments were written off as they were deemed to be bad debts in the reporting year, with the allowance being utilized by the corresponding amount (2010: EUR 0.4 million).

Management monitors trade receivables continuously. The development of valuation allowances in relation to gross trade receivables generally reflects the credit risk inherent in these items.

Information on credit risk and the measures taken to keep the exposure as small as possible can be found in Section III Financial risk management and reporting.

15.       Gross amount due from customers for contract work

Claims originating from customer-specific long-term construction contracts that are calculated using the percentage-of-completion method are reported under “Gross amount due from customers for contract work,” provided they have not yet been invoiced to the customer.

EUR k	2011	2010

Figures for the period
Gross revenue recorded in the period from long-term construction contracts	240,250	177,048

Accumulated figures
Gross revenue	385,294	332,334
Cost of conversion	341,749	295,428
Gross margin	43,545	36,906

Disclosure in the statement of financial position
Gross receivables	385,294	332,334
Advances received	325,079	281,642
Gross amount due from customers for contract work	60,215	50,692

16.       Current income tax assets

	Dec 31,	Dec 313,
EUR k	2011	2010
Receivables from income taxes	353	160

Receivables from income taxes generally reflect deductible withholding tax and prepayments of corporate income tax.

17.       Other current financial assets

	Dec 31,	Dec 31,
EUR k	2011	2010
Portfolios, deposits, security deposits	465	465
Receivables from marking forward exchange contracts to market	247	1,257
Other current receivables	1,413	1,040
Other financial assets	2,125	2,762

Receivables from marking forward exchange contracts to market relate solely to hedging instruments with a positive market value. All of these items qualify as current financial assets.

18.       Other non-financial assets

	Dec 31	Dec 31
EUR k	2011	2010
Prepaid expenses	1,121	1,139
Receivables from other taxes	4,918	2,437
Sundry other non-financial assets	424	62
Other non-financial assets	6,463	3,638

Other non-financial assets consist of VAT receivables, prepaid expenses and other receivables. These receivables are current non-financial items.

19.       Equity

The Company’s share capital amounts to EUR 2,000 k. The share capital is fully paid in. Consequently there are no unpaid shareholder contributions.

Share capital is composed of Class A shares (EUR 500 k) and Class B non-voting shares (EUR 1,500 k). Class B shares are equipped with preferential distribution rights.

In 2009, the Company acquired treasury shares with a nominal value totaling EUR 12,950. These shares are all Class A shares. The treasury shares are measured at cost and reported under equity as an adjustment item (see the Consolidated Statement of Changes in Shareholders’ Equity).

In 2011, the Company acquired additional treasury shares of a nominal amount of EUR 1,000. 204 shares with a total nominal amount of EUR 10,200 were sold to the management for a price of EUR 1,375 per share.

Due to this change in ownership, there was a slight shift in the relative voting rights of the investment funds and the management in 2011.

Owners	Nominal value in EUR	Shareholding %	Voting rights %
2010
DBAG investment funds	1,963,600	98.18	95.31
Management	23,450	1.17	4.69
Treasury shares	12,950	0.65
Total	2,000,000	100.00	100.00

2011
DBAG investment funds	1,967,350	98.36	94.18
Management	28,900	1.45	5.82
Treasury shares	3,750	0.19
Total	2,000,000	100.00	100.00

Capital management

The primary objective of capital management is to add value to equity over the long-term and obtain a satisfactory equity ratio for the Group that will secure the ability of the Group to continue as a going concern, increase shareholder value and realize growth opportunities. This includes the aim of establishing sufficient cash reserves to secure the solvency of the Company at all times. The equity ratio is calculated on the basis of the equity reported in the statement of financial position.

EUR k	2011	2010

Equity	28,396	30,205
Total equity and liabilities	416,771	390,921
Equity ratio (%)	6.81%	7.73%

20.       Interest-bearing debt instruments and financial liabilities

The interest-bearing financial instruments relate chiefly to a long-term loan agreement originally for an amount of EUR 165 million.

As of December 31, 2011 the outstanding financial liabilities to banks totaled EUR 96.5 million (of which EUR 94.3 million was non-current). As of December 31, 2010, financial liabilities to banks totaled EUR 105.6 million (of which EUR 101.5 million was non-current). In addition, a revolving credit facility was successfully extended to EUR 166.7 million in fiscal year 2008. Of this amount, EUR 40 million can be drawn on for daily cash requirements.

The arrangement fees of EUR 7.1 million (EUR 6.3 million for the principal and EUR 0.8 million for the renegotiation of the financial covenants) were offset against the financial liability and are being amortized over the term of the loan.

The long-term loan is split into three sub-facilities (sub-facility A: EUR 50.0 million, of which EUR 10.9 million was outstanding at December 31, 2011, and sub-facilities B and C, each totaling EUR 57.5 million of which EUR 44.0 million each was outstanding at December 31, 2011) which have terms of three, four, and five years respectively. Whereas sub-facilities B and C are payable upon maturity, the current portion of the remaining principal of sub-facility A is repayable in equal installments over the next two years. The remainder of sub-facility A is then repayable in a lump sum upon maturity.

The scheduled repayments required by the agreement for the year 2011 amounted to EUR 2.8 million.

An additional unscheduled repayment of EUR 5.2 million could be made at the beginning of the reporting year from the cash reserves freed up from the planned sale of the property to streamline the Stuttgart location.

Current interest-bearing debt instruments primarily relate to the current portion of the loans that are scheduled for repayment in 2012 and overdrafts.

The mid-term loan of RMB 70 million (EUR 7.4 million) arranged with Commerzbank Shanghai to finance the Chinese entities (originally due to mature in 2014) was fully repaid in 2011 (the outstanding principal at the beginning of the year was approximately EUR 0.5 million).

Interest-bearing borrowings are stated at amortized cost. The interest rate for the long-term loan agreement is set at EURIBOR plus a fixed mark-up. The fixed mark-up is dependent on the yearly performance as defined in the debt covenants. This was adjusted temporarily for the period from June 2010 to March 2011 in the course of resetting the financial covenants. After reverting to the original financial covenants, the fixed mark-up was also adjusted back to the original conditions.

The effective interest rate for long-term loans was 4.41% in 2011 (2010: 3.69%) due to the higher margin in the first months on account of the adjustment to the covenants mentioned above.

Financial liabilities in the current year consist of liabilities from finance leases of EUR 0.1 million (2010: EUR 0.2 million). See Note 25 for more information on this.

	Maturity band as of 2011			2011
EUR k	< 1 year	1 to 5 years	> 5 years	Total

Interest-bearing debts to banks	2,184	94,306		96,490
Financial liabilities	86	15		101
Trade payables	97,786			97,786
Other financial liabilities	4,962	1,042		6,004
Interest-bearing debt instruments	105,018	95,363		200,381

	Maturity band as of 2010			2010
EUR k	< 1 year	1 to 5 years	> 5 years	Total

Interest-bearing debts to banks	4,147	55,360	46,104	105,611
Financial liabilities	119	74	9	202
Trade payables	56,823			56,823
Other financial liabilities	3,961	1,606		5,567
Interest-bearing debt instruments	65,050	57,040	46,113	168,203

The liquidity risk of the Company is significantly influenced by the form of financing described above. In addition to the payments collected from customers, this is the primary source of the Group’s solvency. As already mentioned the terms of the financing package are generally mid- to long-term by nature and, to some extent, are repayable upon maturity. This implies that at present, and in the short-term, no funds need to be set aside for major repayments. Nevertheless, by using suitable planning and information processes, management is endeavoring to ensure that it has a clear picture at all times of the financial situation in the short-term and the mid-term. Moreover, the Company understands that it must comply with the financial covenants stipulated by the loan agreement to ensure that its credit conditions do not deteriorate.

Suitable controls enable the Company to meet its payment obligations at all times. In the course of the financial and economic crisis, the financial covenants were temporarily adjusted for the period from June 2010 to March 2011. Since the second quarter of 2011, the original covenants apply once again and have been observed since then without exception. In addition, the sale of the developed plot of land generated additional liquidity of EUR 5.2 million, which allowed the Company to make early repayments of individual installments of the credit facility. Cash and cash equivalents have doubled in comparison to the cash reserves of the prior year, generally on account of advance payments received for major contracts.

21.       Provisions for pensions (and similar obligations)

The majority of the employees of the Coperion Group are insured under the statutory pension scheme. The on-going contributions are recorded under personnel expenses in the income statement at the time they are incurred. This date generally corresponds to the date on which they are paid (i.e. the date on which the contributions are transferred to the corresponding statutory pension insurer). The employer’s contribution to the statutory pension schemes amounted to EUR 6.5 million in the reporting year (2010: EUR 6.4 million).

In addition, the Group offers a defined contribution pension plan at many locations that is based on an agreement to convert wage and salary components into corresponding contributions to pension plans (deferred compensation). Contracts have been concluded with external insurers. The Group does not enter into any other obligation beyond the duty to pay the contributions in keeping with the plan.

With regard to defined benefit plans the Company takes on an obligation to make on-going pension payments and honor vested benefits. These pension plans have been entered into at the locations of Coperion GmbH in Stuttgart and Weingarten and at Coperion Corporation, Ramsey, USA, and relate to commitments and pension plans entered into in the past. New employees no longer receive individual benefit rights.

The defined benefit plans generally depend on the length of service and the compensation components of the employees receiving the benefits. The plans are accounted for in accordance with IAS 19 applying the projected unit credit method. Retirement benefit obligations and related plan assets are measured each year using actuarial reports. Current service cost and interest expense are recognized in profit or loss in accordance with individual actuarial reports. Past service cost is amortized on a straight-line basis over the remaining period until the benefits become vested.

The plan assets fulfill the criteria for plan assets under IAS 19.7 and comprise independent funds and foundations that are financially independent of the Group. As a result, the pension obligation is offset against the plan assets when preparing the consolidated financial statements.

In accordance with the corridor method, the regularly determined actuarial gains and losses are amortized over the remaining period of service of the employees if the gains/losses exceed 10% of the higher of the present value of the defined benefit obligation and the value of any plan assets at that date. If there is any net remaining pension obligation on the reporting date after performing these calculations, this is reported as a liability.

Surplus plan assets are only recognized as an asset if they will be reimbursed to the Group or it can use them to reduce future contributions. The interest portion in the costs of defined benefit schemes is recognized as finance cost.

In the German plans, the pensions are measured either on the basis of the length of service, which are multiplied by a fixed factor or as a percentage of the salary. Pensioners receive monthly benefits starting from the age of 65; in the event of death, the benefits are paid to the pensioner’s widow or dependants. Most of the pension commitments are direct commitments or, in the case of the provident fund, are paid by the fund itself.

Employees participating in the plan in the USA who take retirement after the age of 55 receive fixed pension payments. If the members so desire, these benefits can be paid as a monthly pension or immediately as a lump-sum upon reaching retirement age. The pensions are financed from the plan assets.

Defined benefit plans are measured in the various countries using the following actuarial assumptions and parameters:

%	2011	2010

Discount rate
Germany	4.70	4.65
United States	4.55	5.50
Expected return on plan assets
Germany	n/a	n/a
United States	6.00	6.50
Future salary increases
Germany	2.00	2.00
United States	n/a	n/a
Future pension increases
Germany	1.00	1.00
United States	n/a	n/a

The discount factors are derived based on the yield of high quality corporate bonds at the reporting date. The general salary trends take account of the future level of vested benefits pegged to salary levels. Moreover, life expectancy is based on the corresponding probabilities.

German actuarial reports rely on the latest “2005 G” mortality tables issued by Prof. Dr. K. Heubeck.

The funded status in accordance with IAS 19 of the defined benefit plans is as follows:

EUR k	2011	2010

Present value of the defined benefit obligation	100,191	100,253
of which funded	22,444	19,322
of which unfunded	77,747	80,931
Fair value of plan assets	11,387	11,262
Net benefit obligation	88,804	88,991
Unrecognized actuarial gains and losses - net	-8,224	-6,205
Net pension liability	80,580	82,786

Experience adjustments to the obligation	430	755

The amounts recognized in the consolidated income statement are as follows:

EUR k	2011	2010	2009

Service cost	129	176	3,688
Interest cost on benefit obligation	4,564	4,896	4,943
Expected return on plan assets	-593	-663	-596
Amortization of actuarial gains or losses	505	377	310
Early retirements, plan curtailments and cancellations	129	155	231
Pension expense	4,734	4,941	8,576

of which considered in the financial result	3,971	4,233	4,347

Pension provisions developed as follows:

EUR k	2011	2010

Pension obligation as of January 1	82,786	85,123
Pension expenses	4,734	4,941
Employer contributions	739	1,200
Pensions paid	6,240	6,235
Currency translation	39	157
Pension obligation as of December 31	80,580	82,786

of which recognized as non-current pension provisions	72,756	76,388
of which recognized as current pension provisions	7,824	6,398

Development in the present value of the defined benefit obligation (DBO):

EUR k	2011	2010

Defined benefit obligation as of January 1	100,253	95,136
Service cost	129	176
Interest	4,564	4,896
Actuarial gains and losses	1,493	6,026
Pension payments	7,009	7,148
Currency translation	761	1,167
Defined benefit obligation as of December 31	100,191	100,253

Development of plan assets:

EUR k	2011	2010

Plan assets at fair value as of January 1	11,262	9,649
Expected return on plan assets	593	663
Contributions	739	1,200
Plan cancellations	316	471
Actuarial gains and losses	-775	-87
Benefits paid	453	443
Currency translation	337	751
Plan assets at fair value as of December 31	11,387	11,262

Actual return on plan assets	-182	576

When determining the long-term return of plan assets, the Company referred to risk-free investments (primarily government bonds) as well as the historical risk premiums on the investment structures matching the historical portfolio structure of the plan assets. This was used to derive the possible future development of each particular investment category. The resulting returns for the individual investment categories were weighted to derive the expected long-term return of the aggregate plan assets. This resulted in 6.0% for the reporting year (2010: 6.5%).

Portfolio structure of plan assets:

The portfolio of plan assets as at the reporting date was structured as follows:

%	2011	2010

Shares	35.0	34.0
Fixed-interest securities	52.0	55.0
Other	13.0	11.0

Summary of the development of funded defined benefit plans:

EUR k	2011	2010

Present value of the defined benefit obligation (funded)	22,444	19,322
Fair value of plan assets	11,387	11,262
Unfunded portion	-11,057	-8,060
Experience adjustments	0	0

Historical development of unfunded portion of the plan

2009 Present value of the defined benefit obligation (funded)	16,673
2009 Fair value of plan assets	9,649	-7,024

2008 Present value of the defined benefit obligation (funded)	16,461
2008 Fair value of plan assets	9,293	-7,168

2007 Present value of the defined benefit obligation (funded)	19,146
2007 Fair value of plan assets	14,977	-4,169

The funded plan assets relate almost exclusively to Coperion Corporation, Ramsey, USA.

Terms of pension obligations:

	Maturity range as of Dec. 31 , 2011			2011
EUR k	< 1 year	1 to 5 years	> 5 years	Total
Pension obligations	7,824	29,803	42,953	80,580

	Maturity range as of Dec. 31, 2010			2010
EUR k	< 1 year	1 to 5 years	> 5 years	Total
Pension obligations	6,398	32,935	43,453	82,786

The development of the defined benefit obligation and of plan assets in the current period and the four preceding reporting periods is as follows:

EUR k	2011	2010	2009	2008	2007

Defined benefit obligation	100,191	100,253	95,136	89,894	96,211
Fair value of plan assets	11,387	11,262	9,649	9,293	12,073
Difference	88,804	88,991	85,487	80,601	84,138
Unrecognized actuarial gains and losses - net	-8,224	-6,205	-364	3,531	2,689
Net benefit obligation	80,580	82,786	85,123	84,132	86,827
Experience adjustments of plan liabilities as of the reporting date	430	755	4	21	0
Experience adjustments of plan assets as of the reporting date	0	0	113	140	0

22.       Gross amounts due to customers for contract work

Amounts due to customers for contract work were as follows:

	Dec 31,	Dec 31,
EUR k	2011	2010

	31,918	27,892

23.       Provisions for other risks

EUR k	Total 2010	Warranties 2011	Post-contract costs 2011	Legal disputes 2011	Restructuring 2011	Other provisions 2011	Total 2011

Opening balance on January 1	35,109	8,030	4,412	279	9,636	5,890	28,247
Additions	9,090	4,669	2,414	137	32	1,905	9,157
Utilization	9,955	1,365	679	108	5,284	1,948	9,384
Unused amounts reversed	6,395	3,604	2,172	30	2,310	805	8,921
Exchange differences	398	-54	66	-3	22	7	38

Closing balance on December 31	28,247	7,676	4,041	275	2,096	5,049	19,137

of which due < 1 year	22,815	7,676	4,041	275	1,533	2,343	15,868
of which due > 1 year	5,432	0	0	0	563	2,706	3,269

Identifiable project-related warranty risks are determined on a contract-by-contract basis. Otherwise, warranty risks are provided for on the basis of past experience for the respective type of business, taking account of the contractual warranty periods.

The provisions for measures initiated by a management decision in 2009 to restructure the Group amount to EUR 2.1 million (2010: EUR 9.6 million). Apart from the remaining share of personnel expenses, the restructuring provision as at the reporting date also contains provisions to cover the future expenses of existing rental agreements for space that can no longer be used after the lay-offs of EUR 0.8 million (2010: EUR 1.2 million). The non-current portion of the restructuring provision amounts to EUR 0.6 million and corresponds to the non-current portion of remaining provisions for the rent of unneeded space.

Other provisions include the customary provisions for phased retirement obligations of EUR 1.3 million (2010: EUR 2.0 million), provisions for inventor remuneration of EUR 0.4 million (2010: EUR 0.3 million), the remaining provision for environmental work at the Stuttgart location of EUR 0.8 million (2010: EUR 0.7 million) and a large number of different kinds of operative risks and constructive risks estimated on the reporting date to come to EUR 2.5 million (2010: EUR 2.9 million).

With regard to the provisions for warranties and post-contract costs the initial recognition, utilization and release of provisions are reported in gross figures, including all events and journal entries for the current year in accordance with the presentations made. Likewise, non-current bonds included in the item cannot be reliably measured. However, on their merits, they are not material and do not therefore need to be presented separately. The item includes interest from unwinding discounted non-current provisions of almost EUR 0.2 million (2010: EUR 0.5 million)

24.       Other financial liabilities

	Dec 31,	Dec 31,
EUR k	2011	2010
Liabilities from hedging instruments and undesignated derivatives	6,004	5,567
Commission	5,918	4,965
Other liabilities	2,064	2,127
Other financial liabilities	13,986	12,659

of which due < 1 year other	6,353	5,615
of which due < 1 year from derivative financial instruments	4,962	3,961
of which due > 1 year other	1,629	1,477
of which due > 1 year from derivative financial instruments	1,042	1,606

The significant components of other financial liabilities are liabilities for commission and liabilities associated with hedge accounting. All provisions are classified as current. By contrast, liabilities from hedge accounting and other liabilities of EUR 2.7 million (2010: EUR 3.1 million) are classified as non-current.

25.       Other non-financial liabilities

	Dec 31,	Dec 31,
EUR k	2011	2010

Other tax liabilities	2,011	1,906
Contributions to social security	830	284
Overtime, vacation, bonuses, management bonuses	12,141	6,836
Other personnel-related liabilities	2,519	1,831
Accruals and deferred liabilities	6,180	5,489
Contractual obligation	6,927	9,008
Other non-financial liabilities	30,608	25,354

of which due < 1 year	29,405	19,314
of which due > 1 year	1,203	6,040

Other non-financial liabilities are mostly affected by deferred overtime credits and accrued vacation. Although appropriate steps were taken to keep vacation accrued low, as in the prior year, the high order intake in the second half of the year led to a strong rise in flextime and overtime credits to meet demand. Personnel-related liabilities are determined for each individual employee on a monetary basis.

In addition, a contractual obligation was entered into with the buyer of the two properties in Stuttgart-Feuerbach and Baienfurt-Niederbiegen within the framework of a sale-and-lease-back agreement for an original amount of EUR 10 million.  The value of the obligation at December 31, 2011 and 2010 was EUR 6.9 million and EUR 9.0 million, respectively. The obligation relates to the construction of a new technical center, a boilerhouse, a manufacturing building for the production of housings plus thermal insulation and incidental costs. Some of these items qualify as leasehold improvements.

In the reporting year a total of EUR 1.2 million is reported as non-current (2010: EUR 6.0 million). In contrast to the prior year, the liabilities related to the new building have been reported as current (a portion of EUR 6.9 million) as further major components are expected to be completed during 2012.

26.       Leased assets

Finance leases

	Dec 31,	Dec 31,
EUR k	2011	2010
Finance lease commitments < 1 year	71	119
Finance lease commitments 1-5 years	15	83
Face value of minimum lease commitments	86	202

The finance lease obligations are mainly recognized at the Ramsey location in the USA.

EUR k	2011	2010
Face value of minimum lease commitments	87	210
Less interest	1	8
Net present value of minimum lease commitments	86	202
Less current portion of finance lease commitments	71	119
Non-current portion of finance lease commitments	15	83

Operating leases

	Dec 31,	Dec 31,
EUR k	2011	2010
Operating leases and rental obligations < 1 year	9,928	9,907
Operating leases and rental obligations 1-5 years	24,440	24,695
Operating leases and rental obligations > 5 years	42,387	46,613
Operating lease commitments (face value)	76,755	81,215

In addition to the sale-and-lease-back arrangement for the properties in Stuttgart-Feuerbach and Baienfurt, Niederbiegen, new lease agreements were entered into for a nitride furnace in Ramsey, USA with a value of approximately EUR 0.3 million, a piano milling machine at the Weingarten location with a value of approximately EUR 0.6 million and a universal lathe at the Stuttgart location with a value of EUR 0.2 million, a grinding machine with a value of EUR 0.2 million and a coolant filter with a value of EUR 0.3 million.

The leases and rental agreements related to the sale-and-lease-back project contain the following minimum lease payments:

Stuttgart-Feuerbach location:	Minimum term of 20 years plus renewal option
Minimum lease obligation as per the contract: EUR 51.1 million
Outstanding minimum lease obligation: EUR 48.8 million

Baienfurt-Niederbiegen location:	Minimum term of 20 years plus renewal option
Minimum lease obligation as per the contract: EUR 7.3 million
Outstanding minimum lease obligation: EUR 6.9 million

The minimum lease obligations listed above contain all fixed components of the leases as at the reporting date. The variable components of the obligation have not been spread over the term of the leases nor has any obligation arising from the option to prolong the lease after expiration of the minimum lease term been considered.

Corresponding facility management costs of an original amount of EUR 1.2 million (of which EUR 1.1 million is still outstanding) have been arranged in the lease agreement and are to be spread over the term of the lease. These expenses are treated as incidental costs and therefore a component of the lease obligation.

Finally, the largest outstanding rent and lease obligations as of December 31, 2011 are:

Lease for a building at Coperion (Nanjing) Machinery Co. Ltd. China, with a remaining term of four years and residual rent payments equivalent to EUR 2.8 million. In addition, rent expenses of approximately EUR 0.5 million are included in the financial statements for space that is no longer used. The amounts have been translated using the closing rate. This lease has a renewal option.

Lease for land and buildings at Coperion Corp, Ramsey, USA, with a residual term of approximately four years and a remaining lease commitment equivalent to EUR 3.2 million. In addition, EUR 0.3 million was already recognized as rental expenses for unused space as part of the operating provisions. The amounts have been translated using the closing rate. This lease contains a price escalation clause and a renewal option as well as a purchase option.

Lease of a building at Coperion GmbH in Weingarten with a residual term of three years and residual rent payments of EUR 2.4 million.

Operating lease at the Stuttgart location for a MCR 140 processing center with a remaining term of two years and residual lease payments of EUR 0.8 million.

Lease for a building in Offenbach with a residual term of almost 12 years and residual rental payments of EUR 1.8 million.

Operating lease for the Weingarten location for a grinding machine with a residual term of one year and residual lease payments of EUR 0.2 million.

27.       Assets pledged as collateral

A number of collateral assignments were concluded between the lender and various companies of the Coperion Group to secure the senior facility agreement. The companies involved and the assets assigned as collateral can be seen in the following table, which is based on the separate financial statements as of the reporting date. The pledged items consist primarily of moveable assets, rights and claims, inventories and all receivables, bank deposits and equity investments.

	Property, plant and equipment**, current assets (EUR k)	Shares in entities at cost (EUR k)	Other (EUR k)
Coperion Capital GmbH, Stuttgart	4,553	46,940
Coperion GmbH, Stuttgart	164,877	88,326	363	Real estate *
Coperion Corp., Ramsey, USA			40,770	Assets
Carrying amount ** excl. real estate at book value

Collateral can only be liquidated if there is a default on the senior facility agreement. Basically the German law on liens and collateral assignments applies to these cases. In contrast to Sec. 1277 BGB [“Bürgerliches Gesetzbuch”: German Civil Code], it has been uniformly agreed that an executory title is not required to liquidate collateral. In addition, Coperion also waives the defense of void-ability, set-off and similar protective devices.

According to the intercreditor agreement, collateral is liquidated by the security agent (Commerzbank AG, Frankfurt). The security agent will decide which collateral assets will be liquidated. If the proceeds from the sale of assets or rights less the costs to make the sale exceed the debts payable, the excess will accrue to Coperion.

Any part or asset of Coperion Corporation which is pledged (receivables, merchandise, own equipment, patents, trademarks and similar rights) will generally be governed by US law.

28.       Contingencies / other obligations

Purchase obligations as at December 31, 2011 amount to EUR 129.9 million (2010: EUR 69.7 million). In addition, there are purchase obligations for capital goods (property, plant and equipment, intangible assets) of EUR 1.0 million (2010: EUR 3.6 million).

In addition, a notarized purchase agreement dated December 16, 2011 was signed with PELL-TEC Pelletizing Technology GmbH by Coperion effective January 1, 2012 for the purchase of a controlling interest. According to the contract 51% of the shares is initially sold for a price of EUR 612 k.  The payment obligation does not arise until the following year.

In the reporting period there were no issues other than the above that would have been recognized as a provision had an outflow of economic benefits been more likely than not and would therefore have been reported here as a contingency.

29.       Derivative financial instruments

Market risks — as defined by IFRS 7 — arise from a potential change in risk factors, thus decreasing the fair value of the (underlying) transactions subject to these risk factors. The Coperion Group is exposed to the market risks listed and explained in Section III. It employs suitable financial products in accordance with its internal guidelines to minimize these risks.

Forward exchange transactions (buys):

	2011		2010		2009
EUR k	Total	of which cash flow hedges	Total	of which cash flow hedges	Total	of which cash flow hedges
Contract volume measured at the contracted rate	54,837	50,528	97,366	90,557	16,884	16,329
Unrealized gains or losses (fair value)	-3,584	-3,271	-2,543	-2,110	55	213
Contract volume measured at the closing rate	51,253	47,257	94,823	88,447	16,939	16,542

Forward exchange contracts broken down by currency:

	2011		2010		2009
EUR k	Bought	Sold	Bought	Sold	Bought	Sold
USD	2,849	50,543	9,709	86,070	3,045	12,861
EUR	51,051	3,349	87,657	9,709	13,839	3,118
JPY		696		406		122
CHF				592
INR				589
SGD	937	249
Contract volume broken down by currency	54,837	54,837	97,366	97,366	16,884	16,101

Forward exchange contracts by term:

	2011		2010		2009
EUR k	Total	of which cash flow hedges	Total	of which cash flow hedges	Total	of which cash flow hedges
mature < 1 year	53,157	48,848	82,231	75,422	15,050	15,050
mature > 1 year	1,680	1,680	15,135	15,135	1,834	1,279
Contract volume broken down by term	54,837	50,528	97,366	90,557	16,884	16,329

Interest futures:

	2011		2010		2009
EUR k	Total	of which cash flow hedges	Total	of which cash flow hedges	Total	of which cash flow hedges
Contract volume measured at the contracted rate	100,000		100,000		250,000
Unrealized gains or losses (fair value)	-1,764		-1,822		-950
Contract volume measured at the closing rate	98,236		98,178		249,050

Interest futures broken down by term:

	2011		2010		2009
EUR k	Total	of which cash flow hedges	Total	of which cash flow hedges	Total	of which cash flow hedges
mature < 1 year	55,000				150,000
mature > 1 year	45,000		100,000		100,000
Contract volume broken down by term	100,000		100,000		250,000

Commodity futures:

	2011		2010		2009
EUR k	Total	of which cash flow hedges	Total	of which cash flow hedges	Total	of which cash flow hedges
Contract volume measured at the contracted rate	2,116		2,247		668
Unrealized gains or losses (fair value)	-409		51		157
Contract volume measured at the closing rate	1,707		2,298		825

Commodity futures broken down by term:

	2011		2010		2009
EUR k	Total	of which cash flow hedges	Total	of which cash flow hedges	Total	of which cash flow hedges
mature < 1 year	2,116		2,247		668
mature > 1 year
Contract volume broken down by term	2,116		2,247		668

Hedge accounting

With the exception of hedges used to hedge the currency risk of recurring business, all forward exchange contracts have a directly allocable hedged item. The hedged items are all separate projects denominated in currencies other than the presentation currency which have a volume of more than EUR 0.1 million.

These items (cash flow hedges) are subject to the conditions of hedge accounting.

The Corporate Treasury maintains the corresponding documentation of the relationship between the hedged item and the derivative that is required for hedge accounting. Please see Section III of these notes for more information on the corresponding risk management and the related reporting.

As soon as the designated hedged item is recognized as an asset or liability, the net effect on profit or loss from the hedged item and the hedging instrument are presented. A reclassification to the income statement is expected in the next accounting period.

Hedging items that have not yet led to recognition of an asset or liability from the designated hedged item qualify for hedge accounting (cash flow hedges). A corresponding test of the effectiveness of the hedge is recorded in the hedge documentation and substantiates fulfillment of the criteria for hedge accounting. Consequently, the effective gains or losses from these hedging instruments are reported directly under other comprehensive income. If minor inefficiencies arise from the hedge, which, however, lie within the required corridor, these are posted directly to other comprehensive income provided they are material.

Gains and losses from hedge accounting posted directly to other comprehensive income:

	2011			2010			2009
EUR k	Gross gain / (loss)	Deferred taxes	Total	Gross gain / (loss)	Deferred taxes	Total	Gross gain / (loss)	Deferred taxes	Total
Opening balance 1 January	-1,199	358	-841	255	-76	179	-1,140	336	-804
Change in the basis of consolidation
Fair value changes	459	-136	323	-163	49	-114	157	-47	110
Additions to other comprehensive income	-357	103	-254	-1,141	340	-801	255	-77	178
Disposals from other comprehensive income	153	-45	108	150	-45	105	-983	288	-695
Closing balance 31 December	-1,250	370	-880	-1,199	358	-841	255	-76	179

The disposals from other comprehensive income are posted through profit or loss, primarily under revenue and the cost of materials.

30.       Financial Instruments

Summary of financial instruments

EUR k

Summary of financial				2011		2010
instruments	Measurement	Classification	(*)	Carrying amount	Fair value	Carrying amount	Fair value
Category

Assets
Other financial assets	Amortized cost	Level I	(1)	16,373	16,373	16,342	16,342
Forward exchange contracts (a)	Fair value	Level II	(2)	247	247	1,206	1,206
Commodity futures (a)	Fair value	Level II	(2)	0	0	51	51
Trade receivables (b)	Amortized cost	Level I	(1)	99,866	99,866	89,084	89,084
Other financial assets (a)	Amortized cost	Level I	(1)	1,878	1,878	1,505	1,505
Cash and cash equivalents	Nominal value	Level I	(1)	20,771	20,771	11,905	11,905
Equity and liabilities
Forward exchange contracts (c)	Fair value	Level II	(2)	3,831	3,831	3,749	3,749
Interest futures (c)	Fair value	Level II	(2)	1,764	1,764	1,822	1,822
Commodity futures (c)	Fair value	Level II	(2)	409	409	0	0
Financial liabilities (d)	Amortized cost	Level I	(1)	96,591	96,591	105,813	105,813
Trade payables	Amortized cost	Level I	(1)	97,786	97,786	56,823	56,823
Other financial liabilities (c)	Amortized cost	Level I	(1)	7,982	7,982	7,088	7,088
Other
Loan commitments	Nominal value	Level I	(2)	166,700	166,700	166,700	166,700

The various categories can be reconciled to the items in the statement of financial position as follows:

(a) The financial assets in this category are combined in the statement of financial position under other financial assets (current) at EUR 2,125 k (2010: EUR 2,762 k).

(b) The trade receivables listed here contain the trade receivables of EUR 39,651 k (2010: EUR 38,392 k) reported in the statement of financial position and the receivables from long-term construction contracts of EUR 60,215 k (2010: EUR 50,692 k).

(c) These items are reported in the statement of financial position under other financial liabilities (non-current and current) at an amount of EUR 13,986 k (2010: EUR 12,659 k).

d) Financial liabilities contain non-current interest-bearing debt instruments of EUR 94,306 k reported in the statement of financial position (2010: EUR 101,464 k) and current interest-bearing debt instruments of EUR 2,270 k (2010: EUR 4,266 k) as well as non-current and current financial liabilities.

(*)(1) Trade receivables, other financial receivables and cash and cash equivalents generally have terms not exceeding one year. For this reason, the carrying amount represents a reasonable approximation of fair value.

Trade payables and other financial liabilities generally have short terms to maturity. As a consequence, the carrying amounts approximate fair value.

Financial liabilities consist mostly of floating-rate loans. It is assumed that the interest rates approximate market rates on the reporting date due to the agreed adjustments to the interest rate. For this reason, the carrying amount of these loans is the same as their fair value in all material respects.

Financial assets are derecognized if the contractual rights to the cash flows from the asset expire or the financial asset is transferred. This generally happens when all the risks and opportunities incidental to ownership of the asset are transferred to a third party or the power to dispose of the asset is transferred.

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires.

(*)(2) These items relate to derivative financial instruments which are measured at fair value. Fair value is determined using financial valuation techniques (marked to market) and from market data. As long as the criteria for hedge accounting are met, changes in fair value are posted directly to other comprehensive income after taking account of deferred taxes.

Due to their presentation and measurement in the reporting period, the individual financial instruments and their classification result in corresponding income and expenses which were recorded through profit or loss.

In the reporting period these break down as follows:

EUR k		2011	2010	2009

Non-derivative financial instruments	Interest income/expenses	-3,802	-4,515	-4,680
	Bad debt allowances	-2,005	-2,928	-2,466
	Other gains/losses	-2,428	-2,851	-1,243
	Total	-8,235	-10,294	-8,389
Derivative financial instruments	Gains / losses from hedge accounting	-1,443	-2,939	-2,050
	Other gains/losses	-1,082	-1,367	-3,538
	Total	-2,525	-4,306	-5,588

Disclosures on fair value

The calculation of the fair value of financial instruments depends on the categorization and classification of the corresponding asset or liability instrument. This involves placing them in a fair value hierarchy as follows:

Level I:                  The fair value of financial instruments at this level is determined on the basis of quoted prices provided that there is an active markets and identical assets and liabilities are traded on this market.

Level II:              The fair value of a financial instrument at level II is based on a valuation technique using inputs other than quoted prices that are observable for the asset or liability. These inputs are either directly or indirectly observable, i.e. derived from market prices.

Level III:          Here the fair value is based on inputs for the asset or liability that are not based on observable market data.

Foreign currency risks from financial instruments

Besides the financial risks from future cash flows, there are also foreign currency risks from financial instruments denominated in foreign currency at the reporting date. Coperion’s financial instruments (except for derivatives) are largely denominated in EUR and USD.

	2011		2010
EUR k	EUR	USD	EUR	USD
Prepayments to suppliers	352	183	29	53
Trade receivables	354	39,171	1,275	25,614
Cash and cash equivalents	2,108	1,899	3,457	851
Trade payables	1,675	1,551	854	1,889
Payments received from customers	222	1	938	5
Net value per currency	917	39,701	2,969	24,624

The USD items in the table as at December 31, 2011 contain receivables of approximately EUR 35.7 million (2010: EUR 22.7 million) and liabilities of EUR 0.3 million (2010: EUR 0.8 million) that are hedged by designated forward exchange contracts. Due to the fact that the various price changes basically cancel each other, these items and their hedges are not included in the sensitivity analysis.

Risk assessment

The significant risks are inherent to the financial instruments. As already described in Section III of these notes (financial risk management and reporting), the Company has taken suitable action and installed comprehensive control systems to counter the risks it is exposed to.

Detailed information on the individual risks, in particular the credit risk, the liquidity risk and the market risk can be found under the disclosures on the individual line items in the notes in addition to Section III.

Sensitivity analysis

Sensitivity analysis of interest rate risk

The sensitivity analysis of interest rate risks assesses the effects of a change in market interest rates on interest income and interest expenses as well as gains and losses from measuring hedging instruments. When performing the sensitivity analysis, a potential change in interest rates is assumed to determine the impact of such a change on the income statement and equity.

A 100 basis point parallel shift in the Euribor would have had the following impact on net profit or loss:

	2011		2010
EUR k	+100 BP	-100 BP	+100 BP	-100 BP
Change in the measurement of hedging instruments	910	-941	1,833	-1,913
Effect on net profit or loss	910	-941	1,833	-1,913

A change in the interest rate would currently have no direct impact on equity.

Sensitivity analysis of currency risk

For the foreign currency risk, a sensitivity analysis is performed to show the effect of a change in exchange rates that would have a significant impact on the Company’s profit or loss and/or equity. The sensitivity analyses are based on a parallel shift of 10% in the exchange rate of the US dollar to the euro and in the rate of the respective functional currencies of the Group companies to the euro:

	2011		2010
EUR k	EUR	USD	EUR	USD
Effect of a 10% increase in exchange rates
Equity	0	4,195	0	6,716
Net profit or loss	-119	50	-314	166
Effect of a 10% decrease in exchange rates
Equity	0	-5,127	0	-8,208
Net profit or loss	69	-212	283	-572

Other currencies which might result in an impact on hedge relationships if exchange rates change are SGD and JPY. However, the resulting effects are not material and have therefore not been discussed at this point.

Sensitivity analysis of other market price risks

Nickel is the key ingredient in quality steel alloys and is therefore a significant factor in the price of steel. Coperion enters into futures for nickel to hedge against fluctuations in the price of steel. On the reporting date, commodity futures for nickel were measured at a market value of EUR 0.3 million (2010: EUR 0.1 million).

A parallel shift of 20% in the market price of nickel on the reporting date would have the following impact on profit or loss and equity:

	2011		2010
EUR k	+ 20%	- 20%	+ 20%	- 20%
Change in the measurement of futures	341	-341	74	-74

A parallel shift in the market price would currently have no direct impact on equity.

VI.       Other notes

31.       Related parties

According to IAS 24, related parties are any entities or persons who can be influenced by the reporting entity or who can influence the reporting entity.

Coperion Capital GmbH conducts business with the consolidated subsidiaries in the normal course of its operations. All transactions with subsidiaries have been eliminated during the consolidation and therefore need no further explanation at this point. Other related parties include the owners, members of management and the members of the supervisory board of Coperion GmbH.

Owners

Together with its parallel investment funds, Deutsche Beteiligungs- AG, Frankfurt holds 98.36% of the share capital of Coperion Capital GmbH, Stuttgart.

In addition, members of the management hold 1.45% of the share capital of Coperion Capital GmbH, Stuttgart.

The Company itself holds treasury shares. This amounts to 0.19% of share capital.

The following transactions with related parties (i.e. direct and indirect owners and the management), have taken place.

Management

The compensation paid to the management of Coperion Capital GmbH amounted to EUR 1.3 million (2010: EUR 1.4 million) which also contains components of compensation for the prior year.  In addition, provisions of EUR 0.8 million have been considered on variable compensation components. There are no long-term compensation components in these amounts.

Pensions of EUR 33.2 k were paid for former members of the management (2010: EUR 32.6 k). The pension provision for former members of management has remained virtually unchanged at EUR 0.8 million.

On December 1, 2012, Coperion was acquired by Hillenbrand, Inc., Batesville, Indiana, USA, in a transaction valued at EUR 415.7 million.  The aggregate purchase price consideration consisted of EUR 206.9 million of cash, net of cash acquired, and the assumption of EUR 112.2 million of debt, and EUR 96.6 million of pension liabilities.